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                                                                    EXHIBIT 10.1


                             BUSINESS LOAN AGREEMENT

     This Agreement dated as of April 3, 2001, is between Bank of America N.A. (the "Bank") and Pacific Sunwear of California, Inc., a California corporation (the "Borrower").

1.   FACILITY NO. ONE: LINE OF CREDIT AMOUNT AND TERMS

     1.1  Line of Credit Amount.

          (a) During the availability period described below, the Bank will provide a line of credit ("Facility No. One") to the Borrower. The amount of the line of credit (the "Facility No. One Commitment") is Thirty Million Dollars ($30,000,000).

          (b) This is a revolving line of credit providing for cash advances, letters of credit and shipside bonds. During the availability period, the Borrower may repay principal amounts and reborrow them.

          (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed and shipside bonds, to exceed the Facility No. One Commitment.

     1.2 Availability Period. The line of credit is available between the date of this Agreement and March 31, 2004 (the "Facility No. One Expiration Date") unless an Event of Default (as defined in Section 11) exists.

     1.3 Interest Rate.

          (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Prime Rate.

          (b) The Prime Rate is the per annum rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

     1.4  Repayment Terms.

          (a) The Borrower will pay interest on April 30, 2001, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

          (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. One Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. One Expiration Date.


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     1.5 Optional Interest Rates. Instead of the interest rate based on the
Bank's Prime Rate, the Borrower may elect the optional interest rates listed below for this Facility No. One during interest periods set forth in Section 4.2 hereof. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rate is available:

          (a) the LIBOR Rate plus one and one-half percentage points (1.50%).

     1.6 Letters of Credit.

          (a) This line of credit may be used for financing:

               (i) commercial letters of credit with a maximum maturity of 180 days but not to extend more than 120 days beyond the Facility No. One Expiration Date. Each commercial letter of credit will require drafts payable at sight.

               (ii) standby letters of credit with a maximum maturity of 365 days but not to extend more than 120 days beyond the Facility No. One Expiration Date.

               (iii) The amount of the letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed the Facility No. One Commitment.

               (iv) The letters of credit set forth on Schedule 1.6 are outstanding from the Bank for the account of the Borrower. As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

          (b) The Borrower agrees:

               (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

               (ii) if an Event of Default has occurred and is continuing under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

               (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.


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               (iv) to sign the Bank's form Application and Agreement for
          Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

               (v) to pay any standard issuance and/or other standard fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

               (vi) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

               (vii) to pay the Bank a non-refundable fee equal to the greater of (aa) 1.50% per annum of the outstanding undrawn amount of each standby letter of credit or (bb) Three Hundred Dollars ($300), payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is an Event of Default which has occurred and is continuing under this Agreement, at the Bank's option upon written notice to the Borrower, the amount of the fee shall be increased to 3.50% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

     1.7 Shipside Bonds. This Facility No. One Commitment, up to a maximum face value outstanding of Five Million Dollars ($5,000,000), may be used for financing shipside bonds. The shipside bonds set forth on Schedule 1.7 are outstanding from the Bank for the account of the Borrower. As of the date of this Agreement, these shipside bonds shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement. The Borrower agrees:

          (a) any sum owed to the Bank under a shipside bond may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

          (b) if an Event of Default has occurred and is continuing, to immediately prepay and make the Bank whole for any outstanding shipside bonds.

          (c) the issuance of any shipside bond is subject to the Bank's express approval and must be in form and content satisfactory to the Bank.

          (d) to sign the Bank's application, security agreement and other standard forms for shipside bonds, and to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing shipside bonds for the Borrower.

          (e) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.


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2. FACILITY NO. TWO: LINE OF CREDIT AMOUNT AND TERMS

     2.1 Line of Credit Amount.

          (a) During the availability period described below, the Bank will provide a line of credit ("Facility No. Two") to the Borrower. The amount of the line of credit (the "Facility No. Two Commitment") is the lesser of
     (i) Twenty-Five Million Dollars ($25,000,000) or (ii) 70% of the appraised value of the Property (defined before) ( based upon the prospective value of the improvements upon completion).

          (b) This is a non-revolving line of credit providing for cash advances and to be used by the Borrower to construct improvements on certain real property located at 3450 East Miraloma Avenue, Anaheim, California 92807 (together with all improvements now or hereafter located thereon, the "Property"). Any amount borrowed, even if repaid before the expiration date of the line of credit, permanently reduces the remaining available line of credit.

          (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit to exceed the Facility No. Two Commitment.

     2.2 Availability Period. The line of credit is available between the date of this Agreement and September 30, 2002 (the "Facility No. Two Expiration Date") unless an Event of Default (as defined in Section 11) exists.

     2.3 Interest Rate.

          Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Prime Rate.

     2.4 Repayment Terms.

          (a) The Borrower will pay interest on April 30, 2001, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

          (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. One Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. One Expiration Date.

          (c) Notwithstanding the repayment terms in (b) above, the Borrower will be required to repay the principal balance outstanding under Facility No. Two, and the Facility No. Two Commitment shall be permanently reduced, by an amount equal to 100% of the amount (net of all fees and expenses) of any new equity issuances of the Borrower to third party investors.


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          (d) Notwithstanding the repayment terms in (b) above, the Borrower will be required to repay the principal balance outstanding under Facility No. Two, together with any unpaid interest, on the date that Facility No. One is terminated, canceled or no longer in effect for any reason.

     2.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below for this Facility No. Two during interest periods as set forth in Section
4.2 hereof. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rate is available:

          (a) the LIBOR Rate plus one and three-quarters percentage points (1.75%).

3. FACILITY NO. THREE TERM  LOAN AMOUNT AND TERMS

     3.1 Term Loan Amount and Terms

          (a) On the Facility No. Two Expiration Date, the Bank will provide a term loan ("Facility No. Three") to the Borrower, unless an Event of Default (as defined in Section 11) has occurred and is continuing. The amount of the term loan (the "Facility No. Three Commitment") is the lesser of (i) Twenty-Five Million Dollars ($25,000,000), (ii) the principal balance outstanding under Facility No. Two, or (iii) 70% of the appraised value of the Property.

          (b) The proceeds of the Facility No. Three Commitment shall be used to repay the principal balance outstanding under the Facility No. Two Commitment.

     3.2 Interest Rate. Unless the Borrower elects an optional rate as described below, the interest rate is the Bank's Prime Rate.

     3.3 Repayment Terms.

          (a) The Borrower will pay interest on October 31, 2002, and then monthly thereafter until payment in full of any principal outstanding under this Loan.

          (b) The Borrower will repay the principal in successive quarterly installments of $416,666.67 starting December 31, 2002. On April 30, 2006, the Borrower will repay the remaining principal balance plus any interest then due.

          (c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.


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          (d) Notwithstanding the repayment terms in (b) above, the Borrower will be required to prepay the outstanding principal balance of Facility No. Three, together with any interest then due, by an amount equal to 100% of the amount (net of all fees and expenses) of any new equity issuances of the Borrower to third party investors. Such prepayment will be applied to the most remote payment of principal due under the Agreement.

          (e) Notwithstanding the repayment terms of (b) above, the Borrower will be required to repay the principal balance outstanding of Facility No. Three, together with any unpaid interest, on the date that Facility No. One is terminated, canceled or no longer in effect for any reason.

     3.4 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below for this Facility No. Three during the interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion". The following optional interest rate is available:

          (a) The LIBOR Rate plus one and three-quarters percentage points (1.75%).


4. OPTIONAL INTEREST RATES

     4.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than three months then on each three month anniversary during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence and continuance of an Event of Default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.


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     4.2 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

          (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, six, or twelve months. The first day of the interest period must be a day, other than a Saturday or a Sunday, on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

          (b) Each LIBOR Rate Portion will be for an amount not less than One Million Dollars ($1,000,000). Borrower may not elect to have more than six
     (6) LIBOR Rate Portions outstanding at any time.

          (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                LIBOR Rate =  London Inter-Bank Offered Rate
                              ------------------------------
                                (1.00 - Reserve Percentage)

     Where,

               (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

               (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

          (d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 11:00 a.m. Los Angeles time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.


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          (e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

          (f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

               (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

               (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

          (g) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

               (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

               (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

5.   FEES AND EXPENSES

     5.1 Fees.

          (a) Facility No. One Unused Commitment Fee. Upon the occurrence of any of the events specified below, the Borrower agrees to pay a fee on any difference between the Facility No. One Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.20% per year. The calculation of credit outstanding shall include the undrawn amount of letters of credit and shipside bonds. The fee will be payable quarterly in arrears until expiration of the Facility No. One availability period, commencing upon the occurrence of any of the following events: (i) if the initial advance under the Facility No. Two Commitment has not funded by July 31, 2001, (ii) the Borrower repays the outstanding principal balance of Facility No. Two with funds other than the loan proceeds drawn under Facility No. Three, or (iii) the outstanding principal balance of Facility No. Three is less than Five Million Dollars ($5,000,000).


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          (b) Facility No. Two Fee. The Borrower agrees to pay a Facility No.
     Two loan fee in an amount equal to 0.50% of the Facility No. Two Commitment. The fee is due on or before the date of this Agreement.

          (c) Facility No. Three Fee. The Borrower agrees to pay a Facility No. Three loan fee in an amount equal to 0.50% of the Facility No. Three Commitment. The fee is due on the date of funding of the Facility No. Three Commitment. The Bank agrees, that in the event the Borrower engages Banc of America Securities LLC to act as placement agent for permanent real estate financing or to act as advisor for any sale leaseback transaction for the Property, one-half of the Facility No. Three loan fee shall be credited against any fees payable to Banc of America Securities LLC.

     5.2 Expenses. The Borrower agrees to promptly repay the Bank for reasonable expenses that include, but are not limited to, appraisal and search fees and documentation fees; provided that so long as no Event of Default has occurred and is continuing, Borrower will be required to reimburse the Bank only for the initial appraisal obtained as a condition to this Agreement.

     5.3 Reimbursement Costs. The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

6. DISBURSEMENTS, PAYMENTS AND COSTS

     6.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

     6.2 Disbursements and Payments.

          (a) Disbursements by the Bank shall be made to Borrower's deposit account number 14585-25065, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower;

          (b) All payments and disbursements shall be made in immediately available funds;

          (c) All payments and disbursements shall be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.


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     6.3 Telephone and Telefax Authorization.

          (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit or shipside bonds given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

          (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14585-25065, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

          (c) The Bank will provide written confirmation to the Borrower of transactions made based on telephone or telefax instructions. The Borrower agrees to notify the Bank promptly of any discrepancy between the confirmation and the telephone or telefax instructions.

          (d) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

     6.4 Direct Debit (Pre-Billing).

          (a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14585-25065, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

          (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.


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          (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

               (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

               (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

          (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

     6.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day, other than a Saturday or a Sunday, on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

     6.6 Taxes.

          (a) If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such foreign taxes are imposed on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

          (b) Payments made by the Borrower to the Bank will be made without deduction of United States withholding or similar taxes, except to the extent required by applicable law. If the Borrower is required to pay U.S. withholding taxes, the Borrower will pay such taxes in addition to the amounts due to the Bank under this Agreement, except for net income and similar taxes of the Bank. If the Borrower fails to make such tax payments when due, the Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.


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          (c) Any assignee or successor to the Bank that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, on or before the effective date of any assignment pursuant to which it becomes a successor or assign to the Bank and on the request of the Borrower, (i) deliver to the Borrower two duly completed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN or any successor form, certifying in either case that such Person is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Borrower a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to the Borrower (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional form or amendments thereto as may be reasonably requested by the Borrower. All forms or amendments described in the preceding sentence shall certify that such Person is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred after the relevant date and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Person from duly completing and delivering any such form or amendment with respect to it and such Person advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          (d) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (c) above (unless such failure is due to a change after the relevant date in any treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to receive any payment or indemnification under this Agreement with respect to taxes; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to taxes because of its failure to deliver a form required under clause (c) above, the Borrower shall take (at the expense of such person) such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such taxes.

          (e) Any Person that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.


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          (f) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Borrower did not properly withhold tax from amounts paid to or for the account of any successor or assign of the Bank (because the appropriate form was not delivered or properly completed, because such Person failed to notify the Borrower of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Person shall indemnify the Borrower fully for all amounts paid, directly or indirectly, by the Borrower as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Borrower under this subsection, together with all costs and expenses related thereto.

     6.7 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any requirement of a regulatory agency, which becomes applicable to all national banks or a class of all national banks after the date of this Agreement. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method, absent manifest error. The costs include the following:

          (a) any reserve or deposit requirements; and

          (b) any capital requirements relating to the Bank's assets and commitments for credit.

     6.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

     6.9 Default Rate. Upon the occurrence and during the continuation of any Event of Default under this Agreement, following written notice from the Bank, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is two (2) percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

     6.10 Interest Compounding. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Prime Rate plus two (2) percentage points. This may result in compounding of interest.

7. CONDITIONS

     The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend the initial advance or credit to the Borrower under this Agreement:

     7.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

     7.2 Governing Documents. A copy of the articles of incorporation or organization for the Borrower and each guarantor.

     7.3 Master Guaranty. A master continuing and unconditional guaranty ("Master Guaranty") signed by Pacific Sunwear Stores Corp. and Shoppacsun.com Corp.

     7.4 Good Standing. Certificates of good standing for the Borrower and each Guarantor from its state of formation and from any other state in which the Borrower and each Guarantor is required to qualify to conduct its business.

     7.5 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

     7.6 Appraisal. A FIRREA appraisal of the Property performed and prepared for the Bank at the Borrower's expense by a duly licensed or certified appraiser designated by the Bank and possessing all qualifications required by the Bank and applicable laws.

     7.7 Lien Search. A UCC lien search showing no security interests and liens on the assets of the Borrower except those the Bank consents to in writing or permitted under Section 9.8 hereof.

     7.8 Improvements and Other Information. True and complete copies of the following contracts, plans, budgets, schedules and other information and documentation pertaining to the improvements to be constructed on the Property:
(a) the plans and specifications approved by the City of Anaheim; (b) the cost breakdown set forth in the construction contract referred to in clause (e); (c) a soils report on the property; (d) the construction schedule set forth in the construction contract referred to in clause (e); (e) the construction contract dated March 16, 2001 (which construction contract shall be a fixed price contract), the architectural contract and any other contracts specified by the Bank; (f) the qualifications of the general contractor; (g) evidence acceptable to the Bank that the Borrower has obtained construction insurance with limits acceptable to the Bank; (h) an Environmental Questionnaire prepared and certified by the Borrower, and, if required by the Bank, an environmental survey of the Property prepared by an environmental consultant satisfactory to the Bank; which information and reports must be satisfactory in all respect to the Bank.

     7.9 Permits and Licenses. Evidence satisfactory to the Bank that (a) the Property, the improvements to be constructed thereon and the Borrower's business comply with all applicable laws, covenants and conditions in all material respects, (b) the Borrower has or will obtain all necessary permits and approvals for the improvements and for the Borrower's intended use of the Property, and (c) the Property has or will have all easements, licenses, utilities and other rights and benefits necessary or desirable for the improvements and the Borrower's intended use of the Property.

     7.10 Conditions to All Disbursements. All disbursements are subject to each of the following:

          (a) the Bank's receipt of a written or telephonic (confirmed in writing) request for an advance, accompanied by such documentation and information as the Bank may reasonably require.

          (b) No Event of Default (as defined in Section 11) has occurred and is continuing, or an event has occurred that with notice or the passage of time would become such an Event of Default.

     7.11 Additional Conditions to Disbursements Under Facility No. Two. All disbursements under Facility No. Two are further subject to each of the following:

          (a) The Property shall not be materially damaged by an casualty, or subject to any condemnation proceeding, unless the Bank has received insurance or condemnation proceeds sufficient in the Bank's judgment to pay for all repairs in a timely manner. The Bank must also be satisfied that the Borrower's intended use of the Property and ability to repay its credit facilities under this Agreement will not be materially impaired by such casualty or condemnation.

          (b) The Bank shall not have received a bonded or unbonded stop notice with respect to any claim in excess of Five Hundred Thousand Dollars ($500,000), unless the Borrower has filed a release bond satisfactory to the Bank.

     7.12 Additional Conditions to Facility No. Three Disbursement. The disbursement under Facility No. Three is further subject to all of the following conditions:

          (a) The improvements shall be fully completed, lien-free (except for liens permitted hereunder), and substantially in accordance with the plans and specifications.

          (b) A valid Notice of Completion shall have been recorded, and all applicable lien periods shall have expired.

          (c) The Borrower shall have all permits and approvals necessary to occupy the Property for Borrower's intended use.

     7.13 Other Items. Any other items that the Bank reasonably requires.

8. REPRESENTATIONS AND WARRANTIES

     When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

     8.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized. Each subsidiary of the Borrower including without limitation, the subsidiaries set forth on Exhibit A hereto (individually a "Subsidiary" and collectively, the "Subsidiaries"), is a corporation or a limited liability company duly formed and existing under the laws of the state where organized. Each guarantor is a corporation or limited liability company duly formed and existing under the laws of the state where organized.

     8.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers. The execution, delivery and performance by each guarantor of the Master Guaranty is within its corporate powers, has been duly authorized and does not conflict with any of its organizational papers.

     8.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder from the Borrower or any guarantor, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting enforcement of creditors' rights generally or by general equitable principles.

     8.4 Good Standing. In each state in which the Borrower, each guarantor and each Subsidiary does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where the failure to do so would not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

     8.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower, any guarantor or any Subsidiary is bound.

     8.6 Financial Information. All financial statements that have been or will be supplied to the Bank, including the Borrower's audited consolidated financial statement dated as of February 4, 2001, are:

          (a) prepared in accordance with generally accepted accounting principles, consistently applied, and fairly presents in all material respects the financial condition of the Borrower and its Subsidiaries, as of the respective date thereof, and subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year- end adjustments.

          (b) in compliance in all material respects with all government regulations that apply.

Since February 4, 2001, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

     8.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any Subsidiary which, if lost, would materially impair the Borrower's and its Subsidiaries financial condition taken as a whole or ability to repay the loan, except as have been disclosed in writing to the Bank.

     8.8 Permits, Franchises. The Borrower and each Subsidiary possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except where the failure to own or possess any of the foregoing would not have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

     8.9 Other Obligations. Neither the Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

     8.10 Income Tax Matters. The Borrower has no knowledge of any materially adverse pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

     8.11 No Tax Avoidance Plan. The Borrower's obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

     8.12 No Event of Default. There is no Event of Default which has occurred and is continuing.

     8.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

     8.14 ERISA Plans.

          (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, except to the extent that any non-compliance would not result in a material liability of Borrower. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification in any case where the failure to be qualified would result in a material liability of Borrower. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, except to the extent that any failure to fulfill such obligation would not result in a material liability of Borrower, and has not incurred any material liability with respect to any Plan under Title IV of ERISA.

          (b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

          (c) With respect to any Plan subject to Title IV of ERISA:

               (i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice, which would result in a material liability of Borrower.

               (ii) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, which termination or withdrawal would result in a material liability of Borrower.

               (iii) No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and to Borrower's knowledge, no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

          (d) The following terms have the meanings indicated for purposes of this Agreement:

               (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

               (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

               (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

               (iv) "PBGC" means the Pension Benefit Guaranty Corporation.

               (v) "Plan" means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

     8.15 Location of Borrower. Subject to Section 8.17(e), the Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

     8.16 Environmental Matters. Neither the Borrower nor any Subsidiary (a) is in violation of any health, safety, or environmental law or regulation regarding hazardous substances and (b) is the subject of any claim, proceeding, notice, or other communication regarding hazardous substances, which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries taken as a whole. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9. COVENANTS

     The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

     9.1 Use of Proceeds.

          (a) To use the proceeds of Facility No. One only for working capital, capital expenditures, general corporate purposes and for the issuance of letters of credit and shipside bonds.

          (b) To use the proceeds of Facility No. Two only for construction of improvements on the Property.

          (c) To use the proceeds of Facility No. Three to refinance amounts outstanding under Facility No. Two.

     9.2 Use of Proceeds - Ineligible Securities. Not to use any portion of the proceeds of the credit to purchase during the underwriting period, or for thirty days thereafter, Ineligible Securities underwritten by Banc of America Securities, LLC. Banc of America Securities, LLC is a wholly-owned subsidiary of Bank of America Corporation, and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities. "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. ss. 24, Seventh), as amended. The restrictions of this paragraph shall also cover Ineligible Securities underwritten by any other present or future subsidiary of Bank of America Corporation which underwrites Ineligible Securities.

     9.3 Financial Information. To provide the following financial information and statements in form and content reasonably acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time:

          (a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual consolidated financial statements. These financial statements must be audited (with an unqualified opinion) by Deloitte & Touche or other Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

          (b) Copies of the Borrower's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 15 days after the date of filing with the Securities and Exchange Commission.

          (c) Within 120 days of the Borrower's fiscal year end, projections of the Borrower's consolidated financial statements for the succeeding calendar years (through the maturity of the credit facilities provided under this Agreement) on a quarterly basis for the next fiscal year and annually thereafter. These projections may be Borrower prepared.

          (d) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower substantially in the form of Exhibit B hereto, setting forth
     (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and
     (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

          (e) promptly upon receipt, copies of all notices, orders, or other communications regarding (i) any material enforcement action by any governmental authority relating to health, safety, the environment, or any hazardous substances with regard to the Property, activities, or operations of the Borrower or any Subsidiary, or (ii) any claim against the Borrower or any Subsidiary regarding hazardous substances.

     9.4 Fixed Charge Coverage Ratio. Commencing on the funding of the Facility No. Three Commitment, to maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.10:1.0.

"Fixed Charge Coverage Ratio" means the sum of net income, plus income tax expenses, plus gross interest expense, plus depreciation, plus non-cash amortization, plus impairment of fixed assets related to the relocation of the corporate office and distribution center in an amount not to exceed Six Million Dollars ($6,000,000.00), and any impairment of goodwill as required by generally accepted accounting principles, less extraordinary income/ gains, less non-financed tangible capital expenditures, less cash income taxes paid, cash dividends and stock repurchases; divided by the sum of gross interest expense, plus scheduled principal payments on debt and capital leases made during the calculation period. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. For the purposes of calculating compliance with this ratio, there will be excluded from the capital expenditures portion of the calculation the amount of $12,000,000 for the fiscal year ended on or about January 31, 2002 or any calculation which includes any portion thereof.

     9.5 EBITDA. To maintain on a consolidated basis EBITDA equal to at least the amounts indicated for each period specified below:

                        Period                             Amount
                        ------                          ------------
         From the date hereof through the               $ 80,000,000
         end of the first fiscal quarter ending
         on or about April 30, 2001

         At the second fiscal quarter                   $ 87,500,000
         ending on or about July 31, 2001
         through the third fiscal quarter ending
         on or about October 31, 2001

         At the fourth fiscal quarter                   $100,000,000
         ending on or about January 31, 2002
         and thereafter

"EBITDA" means net profit before taxes, plus interest expense, depreciation, amortization, impairment of fixed assets related to the relocation of the corporate office and distribution center in an amount not to exceed Six Million Dollars ($6,000,000), and any impairment of goodwill as required by generally accepted accounting principles. This covenant will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

     9.6 Total Liabilities to Tangible Net Worth. To maintain on a consolidated basis a ratio of total liabilities (excluding subordinated liabilities) to tangible net worth not exceeding 0.60:1.0. This covenant will be calculated at the end of each fiscal quarter.

"Total liabilities" means the sum of current liabilities plus long term liabilities. "Subordinated liabilities" means liabilities subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank, using the Bank's standard form.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from affiliates, officers, directors, employees, or shareholders of the Borrower), plus liabilities subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

     9.7 Other Debts. The Borrower shall not and shall not permit any Subsidiary to have outstanding or incur any Indebtedness (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

          (a) Acquiring goods, supplies, or merchandise on normal trade credit.

          (b) Endorsing negotiable instruments received in the usual course of business.

          (c) Obtaining surety bonds in the usual course of business.

          (d) Additional capital lease obligations for the acquisition of fixed assets not to exceed Fifteen Million Dollars ($15,000,000) in the aggregate.

          (e) Indebtedness of Borrower to any of its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Borrower may become and remain liable with respect to Indebtedness to Borrower or other wholly-owned Subsidiaries of Borrower.

          (f) Indebtedness described in Schedule 9.7 attached hereto.

          (g) Indebtedness secured by the Property and all improvements thereon: provided that in connection with the incurrence of such indebtedness, Facility No. Two and Facility No. Three have been paid in full and have terminated.

For purposes hereof "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with generally accepted accounting principles, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

     9.8 Other Liens. The Borrower shall not, and shall not permit any Subsidiary to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower or any Subsidiary now or later owns, except: (a) deeds of trust and security agreements in favor of the Bank; (b) liens for taxes, assessments, levies or other governmental charges not yet due (subject to applicable grace periods) or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, as the case may be, in accordance with generally accepted accounting principles; (c) carriers', warehousemen's, mechanics', landlords', vendor's, materialmen's, repairmen's, sureties' or other like liens arising in the ordinary course of business (or deposits to obtain the release of any such lien); (d) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (e) deposits to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, licenses, franchises, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) easements, rights-of-way, covenants, reservations, exceptions, encroachments, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole; and (g) liens securing Indebtedness permitted under Section 9.7(d), (f) or (g).

     9.9 Capital Expenditures. Not to spend more than the amounts specified below during any fiscal year specified below to acquire fixed assets.

               Amount                           Fiscal Year
            ------------                        -----------
            $100,000,000             Ending on or about January 31, 2002

            $ 62,500,000             Ending on or about January 31, 2003

            $ 72,500,000             Ending on or about January 31, 2004

     9.10 Dividends. Not to declare or pay any dividends on any of its shares, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, except:

          (a) dividends payable in its capital stock;

          (b) restricted stock repurchases in accordance with any of Borrower's stock plans, not in excess of Ten Thousand Dollars ($10,000) in any one fiscal year.

          (c) capital stock repurchases not in excess of Fifteen Million Dollars ($15,000,000) in the aggregate, provided that after giving effect to such stock repurchase, Borrower's Fixed Charge Coverage Ratio is at least 1.10:1.0 and no Event of Default under this Agreement has occurred and is continuing.

     9.11 Loans to Officers or Affiliates. Not to make any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any of the executives, officers, directors or shareholders (or any relatives of any of the foregoing), in excess of One Million Dollars ($1,000,000.00) in the aggregate outstanding at any time, or to any affiliated entities of the Borrower or any Subsidiary, except for intercompany loans permitted under Section 9.7(e).

     9.12 Completion and Maintenance of Improvements. Borrower shall promptly commence construction of the improvements on the Property, and diligently continue construction of said improvements to completion, in a good and workmanlike manner and in accordance with sound building practices in all material respects. Construction of the improvements must be completed in all material respects on or before the Facility No. Two Expiration Date. Borrower shall maintain the Property and the improvements in good condition and repair in all material respects, excepting ordinary wear and tear.

     9.13 Compliance with Law. Borrower shall comply with all existing and future laws, regulations, orders, building restrictions and requirements of, and all agreements with and commitments to, all governmental, judicial and legal authorities having jurisdiction over the Property, the improvements and Borrower's business and with all recorded covenants and restrictions affecting the Property, except where the failure to comply will not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

     9.14 Permits, Licenses and Approvals. Borrower shall properly obtain, comply with and keep in effect all permits, licenses and approvals which are required to be obtained from governmental bodies in order to construct, occupy, operate, market and lease or sell the Improvements, except where the failure will not have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole. Borrower shall promptly deliver copies of all such permits, licenses and approvals to Bank upon Bank's request.

     9.15 Site Visits.

          (a) Borrower shall allow Bank access to the Property at any reasonable time, after giving reasonable notice to Borrower, for the purposes of performing an appraisal and observing the construction work of the improvements. Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with Borrower's use of the Property.

          (b) Bank is under no duty to visit the Property, or the construction site or supervise or observe any construction activity or examine any books or records and Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. Any site visit, observation or examination by Bank shall be solely for the purposes of preserving Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof ("Environmental Report")
     (i) will result in a waiver of any default of Borrower; (ii) impose any liability on Bank; or (iii) be a representation or warranty of any kind regarding the Property (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to Borrower or any other party, Borrower authorizes Bank to make such a disclosure. Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to Borrower by Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of Borrower) by Borrower without advice or assistance from Bank.

     9.16 Protection Against Lien Claims. Borrower shall promptly pay or otherwise discharge all claims and liens for labor done and materials and services furnished to the Property, subject to Borrower's right to contest in good faith any claim or lien, provided that it does so diligently and establishes appropriate reserves in accordance with generally accepted accounting principles. Upon Bank's request for any claim or lien in excess of Five Hundred Thousand Dollars ($500,000), Borrower shall promptly provide a bond, cash deposit or other security satisfactory to Bank.

     9.17 Notices to Bank. To promptly notify the Bank in writing of Borrower's knowledge of:

          (a) any lawsuit over One Million Dollars ($1,000,000) against the Borrower or any Subsidiary.

          (b) any substantial dispute involving a claim of Five Hundred Thousand Dollars ($500,000) or more between the Borrower or any Subsidiary and any government authority.

          (c) any failure to comply with this Agreement.

          (d) any material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries taken as a whole, or in the Borrower's ability to repay the credit.

          (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

          (f) the receipt of any notice or communication which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries taken as a whole, regarding
     (i) any threatened or pending investigation or enforcement action by any governmental authority or any other claim relating to health, safety, the environment, or any hazardous substances with regard to the property, activities, or operations of the Borrower or any Subsidiary or (ii) any belief or suspicion of the Borrower or any Subsidiary that hazardous substances exist on or under the real property of the Borrower or any Subsidiary.

          (g) any actual contingent liabilities of the Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of One Million Dollars ($1,000,000) in the aggregate and have not otherwise been disclosed in writing to the Bank.

     9.18 Books and Records. To maintain, and cause each of its Subsidiaries to maintain, adequate books and records.

     9.19 Audits. To allow the Bank and its agents to inspect the Borrower's and its Subsidiaries properties and examine, audit, and make copies of books and records at any reasonable time. Prior to the occurrence and continuance of any Event of Default, the Bank agrees to give reasonable prior notice to Borrower of its desire to conduct any inspection or audit. If any of the Borrower's or any Subsidiaries properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

     9.20 Compliance with Laws. To comply, and cause each Subsidiary to comply, with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business and the business of each Subsidiary, except where the failure to comply will not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

     9.21 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower and each Subsidiary now has, except where the failure to maintain the foregoing will not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

     9.22 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties and the properties of its Subsidiaries in good working condition, except where the failure to do so will not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

     9.23 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

     9.24 Insurance.

          (a) General Business Insurance. To maintain insurance of the kind customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses covering property damage (including loss of use and occupancy) to any of the Borrower's and its Subsidiaries properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's and its Subsidiaries businesses.

          (b) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

     9.25 Additional Negative Covenants. The Borrower shall not and shall not permit any Subsidiary to, without the Bank's written consent:

          (a) engage in any business activities substantially different from the present business of the Borrower and its Subsidiaries.

          (b) liquidate or dissolve the business of the Borrower or any Subsidiary, except with or into Borrower or its wholly-owned Subsidiaries.

          (c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company involving a capital contribution in excess One Million Dollars ($1,000,000) in any fiscal year, except any Subsidiary of the Borrower may be merged with or into the Borrower or any Subsidiary of Borrower and in connection with any acquisitions permitted under Section 9.26.

          (d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so, except as permitted in (f) below. For the purpose of this Paragraph, "fair market value" shall mean the fair market value of such assets as reasonably determined by the Board of Directors of Borrower, provided that at the time of such disposition no such Event of Default shall exist or shall result from such disposition.

          (e) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the business or the assets of the Borrower and its Subsidiaries, taken as a whole.

          (f) except as permitted by (d) above, sell, assign, lease, transfer or otherwise dispose of any assets, or enter into any agreement to do so, except:

               (i) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

               (ii) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

          (g) enter into any sale and leaseback agreement covering any of its fixed assets other than a financing of the Property that would be permitted under Section 9.7(g); and

          (h) voluntarily suspend all or a substantial part of its business operations.

     9.26 Acquisitions.

          (a) The Borrower shall not, and shall not permit any Subsidiary to, without the Bank's written consent, acquire or purchase a business or all or substantially all of its assets for a consideration including assumption of direct or contingent debt, and the up-front purchase price (including stock and cash portions), in excess of Five Million Dollars ($5,000,000) in any fiscal year.

          (b) Notwithstanding anything to the contrary set forth herein, Borrower shall not, and shall not use the proceeds of any credit facilities under this Agreement, to purchase or otherwise acquire any shares of any corporation or association or any interest in any other business entity (i) if such entity is not engaged in a business similar to the businesses of the Borrower and its Subsidiaries and (ii) if such purchase or acquisition is opposed by such entity's board of directors or other governing body or by a shareholder or shareholders controlling a significant portion of the voting shares of such entity or to make such purchase or acquisition with knowledge of facts or circumstances that such purchase or acquisition is likely to be hostile or unfriendly.

          (c) Prior to the consummation of any acquisition otherwise permitted under this Section 9.26, Bank shall receive the following, in form and substance satisfactory to Bank: (aa) a certificate of the Borrower stating
     (i) that no Event of Default has occurred and is continuing, and (ii) information and computations (in sufficient detail) to establish compliance by the Borrower with all financial covenants after giving effect to such acquisition.

     9.27 ERISA Plans. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

          (a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

          (b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

          (c) The commencement of any proceeding with respect to a Plan under
     Section 4042 of ERISA.

     9.28 Compliance with Environmental Requirements. With regard to the property, activities, or operations of the Borrower and its Subsidiaries, to comply and cause each Subsidiary to comply, with the recommendations of any qualified environmental engineer or orders or directions issued by any governmental authority relating to health, safety, the environment, or any hazardous substances including those orders or directives requiring the investigation, clean-up, or removal of hazardous substances, except where the failure to comply will not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

     9.29 Paydown Period. To reduce the amount of advances outstanding under Facility No. One to zero for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and December 31, 2001, and each subsequent one-year period (if any). For purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit or shipside bonds.

10.  HAZARDOUS WASTE INDEMNIFICATION

     The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. Notwithstanding anything to the contrary herein, the Borrower shall not have any obligation hereunder to indemnify the Bank for any loss or liability resulting from the gross negligence or willful misconduct of the Bank. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.


11.  DEFAULT

     If any of the following events ("Event of Default") occurs and is continuing, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

     11.1 Failure to Pay. The Borrower fails to make any principal payment when due under this Agreement or fails to make a payment of interest, any fee or other sum under this Agreement within five (5) days of the date when due.

     11.2 False Information. The Borrower or any guarantor has given the Bank information or representations that are false or misleading in any material respect.

     11.3 Bankruptcy. The Borrower, any guarantor or any Subsidiary files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any guarantor or any Subsidiary or the Borrower or any guarantor or any Subsidiary makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower or any guarantor or any Subsidiary is dismissed within a period of 30 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

     11.4 Receivers. A receiver or similar official is appointed for the Borrower's or any guarantor's or any Subsidiary's business, or the business is terminated, or any guarantor is liquidated or dissolved.

     11.5 Judgments. Any judgments or arbitration awards are entered against the Borrower or any guarantor or any Subsidiary, or the Borrower or any guarantor or any Subsidiary enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days.

     11.6 Government Action. Any government authority takes action that materially adversely affects the financial condition of the Borrower and its Subsidiaries, taken as a whole, or their ability to repay the credit.

     11.7 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the business condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, or their ability to repay the credit.

     11.8 Cross-default. Any default occurs and is continuing under any agreement in connection with any credit the Borrower or any guarantor or any of the Borrower's Subsidiaries has obtained from anyone else or which the Borrower or any guarantor or any of the Borrower's Subsidiaries has guaranteed, in the aggregate amounts of $1,000,000 or more, if the effect of such default is to cause, or to permit the holder or holders of that indebtedness to cause, that indebtedness to become or be declared due and payable prior to its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise).

     11.9 Default under Master Guaranty. The Master Guaranty is violated or no longer in effect.

     11.10 Other Bank Agreements. The Borrower or any guarantor or any Subsidiary fails to meet the conditions of, or fails to perform any material obligation under any other agreement the Borrower or any guarantor or any Subsidiary has with the Bank or any affiliate of the Bank, and such default shall not have been remedied or waived within 30 days after receipt by the Borrower of written notice from the Bank of such default.

     11.11 ERISA Plans. Any one or more of the following events occurs, and continues unremedied for more than thirty (30) days, with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower and its Subsidiaries taken as a whole:

          (a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

          (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

     11.12 Other Breach Under Agreement.

          (a) Failure of Borrower to perform or comply with any term or condition contained in Sections 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9,
     9.10, 9.15, 9.25, 9.26 or 9.29 of this Agreement; or

          (b) Borrower shall default on the performance of or compliance with any term contained in this Agreement, other than any such term referred to in any other subsection of this Section 11, and such default shall not have been remedied or waived within 30 days after receipt by Borrower of written notice from the Bank of such default; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

12.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

     12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made in accordance with accounting principles applied consistently with those applied in the preparation of the Borrower's financial statements dated February 4, 2001, except to the extent changes are required in accordance with generally accepted accounting principles.

     12.2 California Law. This Agreement is governed by California law.

     12.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

     12.4 Arbitration and Waiver of Jury Trial

          (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

          (b) At the request of the Borrower or the Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, United States Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

          (c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

          (d) The arbitration shall be administered by J.A.M.S. and conducted in any state where the Bank office originating the Indebtedness of the Borrower hereunder is located. All Claims shall be determined by one arbitrator; however, if the Claim is in excess of Five Million U.S. Dollars ($5,000,000), upon the request of any party, the Claim shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement, and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

          (e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

          (f) This paragraph does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff, (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral, (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

          (g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of J.A.M.S. in the same manner as arbitrators are selected in J.A.M.S. administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

          (h) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

          (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such claim. This provision is a material inducement for the parties entering into this Agreement.

     12.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

     12.6 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

     12.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

          (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

          (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

          (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

     12.8 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit; provided that this Section 12.8 shall not apply to loss, liability, damages, judgments and costs of any kind resulting from the gross negligence or willful misconduct of the Bank. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

     12.9 Confidentiality. The Bank shall hold all nonpublic information obtained pursuant to the requirements of this Agreement from the Borrower in accordance with such Bank's customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices, and shall use such nonpublic information only in connection with the negotiation, execution, administration, enforcement, assignment and participation of the transactions contemplated hereunder and the matters contemplated hereby and by the other loan documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any of its Subsidiaries, provided that the Bank in any event may make disclosure (a) if such information was or becomes generally available to the public other than by disclosure by the Bank, (b) was or becomes available on from a non-confidential basis from a source other than the Borrower, (c) to any of its legal or financial advisors or as reasonably required by a bona fide offeree, transferee or participant in connection with any contemplated transfer or participation or any recipient reasonably acceptable to the Borrower or as required or requested by an governmental or regulatory agency or representative thereof or pursuant to legal process or other requirement of law or order or as reasonably required in any litigation to which the Bank is a party, (d) to the extent reasonably required in connection with the enforcement of this Agreement or any other loan document and (e) to their affiliates, so long as any such legal or financial advisor, offeree, transferee or participant or other approved recipient shall be made aware of the provisions of this Section 12.9 and shall undertake to comply (and undertake to each of any of its offerees, transferees or participants or other approved recipient to comply) with this Section 12.9.

     12.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

     12.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

     12.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

     12.13 Commitment Expiration. The Bank's commitment to extend credit under this Agreement will expire on April 10, 2001, unless this Agreement and any documents required by this Agreement have been signed and returned to the Bank on or before that date.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This Agreement is executed as of the date stated at the top of the first page.


Bank of America, N.A.                     Pacific Sunwear of California, Inc.


By: /s/ DEAN R. GLASSBERG                 By: /s/ GREG H. WEAVER
    -----------------------------------       ----------------------------------
Name:   Dean R. Glassberg                 Name:   Greg H. Weaver
Title:  Vice President                    Title:  Chairman of the Board and
                                                  Chief Executive Officer

Address where notices to                  By: /s/ CARL W. WOMACK
the Bank are to be sent:                      ----------------------------------
675 Anton Boulevard, 2nd Floor            Name:   Carl W. Womack
Costa Mesa, CA 92626                      Title:  Sr. Vice President, Chief
                                                  Executive Officer, and
                                                  Secretary

                                          Address where notices to the Borrower
                                          are to be sent:
                                          5200 East La Palma Avenue
                                          Anaheim, California  92807
                                          Attn: Carl Womack and Frank Schools